                                                                     EXHIBIT 1.3

                            DATED 29TH OCTOBER, 1999





                    CHARTERED SEMICONDUCTOR MANUFACTURING LTD
                                   AS COMPANY


                           OVERSEAS UNION BANK LIMITED
                         AS LEAD MANAGER AND UNDERWRITER


                                     - AND -


                  CITICORP INVESTMENT BANK (SINGAPORE) LIMITED
                       AS CO-LEAD MANAGER AND UNDERWRITER






                -------------------------------------------------



                      MANAGEMENT AND UNDERWRITING AGREEMENT
                                 RELATING TO THE
                            SINGAPORE RETAIL OFFERING


                -------------------------------------------------












                                ALLEN & GLEDHILL,
                           36, ROBINSON ROAD, #18-01,
                                   CITY HOUSE,
                                SINGAPORE 068877.

                                    CONTENTS


CLAUSE        HEADING                                                       PAGE
------        -------                                                       ----

   1.         DEFINITIONS                                                      2

   2.         SINGAPORE RETAIL OFFERING                                        5

   3.         SUBSCRIPTION AND OPTION                                          5

   4.         SINGAPORE PROSPECTUS                                             5

   5.         FEE AND COMMISSION                                               6

   6.         DELIVERY AND PAYMENT                                             6

   7.         WARRANTIES AND UNDERTAKINGS                                      7

   8.         SUB-UNDERWRITING                                                16

   9.         BROKERAGE                                                       16

  10.         CONDITIONS                                                      16

  11.         RESCISSION AND TERMINATION                                      17

  12.         ANNOUNCEMENTS                                                   18

  13.         ADVERTISEMENT                                                   18

  14.         CONSENT TO DISCLOSURE                                           18

  15.         TIME OF ESSENCE                                                 18

  16.         COUNTERPARTS                                                    18

  17.         NOTICES                                                         18

  18.         AGREEMENT AMONG MANAGERS                                        19

  19.         SUCCESSORS                                                      20

  20.         GOVERNING LAW                                                   21

              SCHEDULE 1  -  UNDERWRITING COMMITMENTS                         22

              SCHEDULE 2  -  FORM OF CERTIFICATE                              23

              SCHEDULE 3  -  AUTHORISED SIGNATORIES                           24

              T H I S    A G R E E M E N T  is made on 29th October, 1999
              B E T W E E N:-

(1) CHARTERED SEMICONDUCTOR MANUFACTURING LTD (the "Company"), a company incorporated in Singapore with its registered office at 60, Woodlands Industrial Park D, Street 2, Singapore 738406;

(2) OVERSEAS UNION BANK LIMITED ("OUB" or the "Lead Manager"), a company incorporated in Singapore with its registered office at 1, Raffles Place, OUB Centre, Singapore 048616; and

(3) CITICORP INVESTMENT BANK (SINGAPORE) LIMITED, a company incorporated in Singapore with its registered office at 5, Shenton Way, #37-03/04, UIC Building, Singapore 068808 ("Citicorp" or the "Co-Lead Manager" and together with the Lead Manager, the "Managers").

     W H E R E A S:-

(A) The Company is a company limited by shares incorporated in Singapore on 16th November, 1987 and has at the date of this Agreement an authorised share capital of S$800,000,000.540 consisting of 3,076,923,079 ordinary shares of S$0.26 each, of which 988,847,853 ordinary shares of S$0.26 each have been issued and are fully paid.

(B) The Company proposes to issue the New Shares (as defined below) and to offer the New Shares by way of a Global Offering (as defined below) comprising:-

     (i) 150,000,000 New Shares directly or in the form of ADSs (as defined below) pursuant to the U.S. Offering (as defined below);

     (ii) 75,000,000 New Shares directly or in the form of ADSs pursuant to the International Offering (as defined below); and

     (iii) 25,000,000 New Shares pursuant to the Singapore Retail Offering (as defined below),

at the Offering Price (as defined below).

(C) Pursuant to the U.S. Underwriting Agreement (as defined below), the Company has agreed to issue an aggregate of 150,000,000 New Shares, directly or in the form of ADSs (the "U.S. Underwritten Shares"), and to grant to the U.S. Underwriters (as defined below) an option to purchase from the Company up to 22,500,000 additional new Shares directly or in the form of ADSs to cover over-allotments (the "U.S. Option Shares" and, together with the U.S. Underwritten Shares, the "U.S. Securities").

(D) Pursuant to the International Underwriting Agreement (as defined below), the Company has agreed to issue an aggregate of 75,000,000 New Shares, directly or in the form of ADSs (the "International Underwritten Shares"), and to grant to the International Underwriters (as defined below) an option to purchase from the Company up to 11,250,000 additional new Shares directly or in the form of ADSs to cover over-allotments (the "International Option Shares" and, together with the International Underwritten Shares, the "International Securities").

(E) Pursuant to the Agreement Among U.S. Underwriters, International Underwriters and Singapore Underwriters (as defined below), the International Underwriters and the Managers may purchase from the U.S Underwriters a portion of the U.S. Securities, the U.S

Underwriters and the Managers may purchase from the International Underwriters a portion of the International Securities and the U.S Underwriters and the International Underwriters may purchase from the Managers a portion of the Singapore Securities (as defined below).

(F) As part of the Global Offering, the U.S. Underwriters, the International Underwriters and the Managers have agreed to reserve up to five per cent. of the New Shares (including New Shares represented by ADSs) out of the Global Offering (the "Directed Shares") for priority allocation to the Company's employees and business associates, to the directors, officers and employees of the Company's affiliates and to certain charitable organisations in Singapore (the "Participants") at the Offering Price (the "Directed Share Program"). Any Directed Shares not orally confirmed for purchase by any Participant by the end of the business day on which the Underwriting Agreements (as defined below) are executed will be offered to the public by the U.S. Underwriters, the International Underwriters and the Managers as set out in the Agreement Among U.S Underwriters, International Underwriters and Singapore Underwriters.

(G) The Company has obtained the approval in-principle from the Stock Exchange of Singapore Limited (the "Stock Exchange") for the admission of all the issued ordinary shares of S$0.26 each in the capital of the Company and all the New Shares to the Official List of the Stock Exchange.

(H) The Company has requested OUB to lead manage and Citicorp to co-lead manage, and OUB and Citicorp have agreed to lead manage and co-lead manage, respectively, the Singapore Retail Offering (as defined below) on its behalf and the Company has requested the Managers, and the Managers have agreed, to subscribe for, or procure subscription for, the Invitation Shares (as defined below), upon the terms and subject to the conditions of this Agreement.

     I T   I S   A G R E E D  as follows:-

1.   DEFINITIONS

(A)  In this Agreement:-

     (i)      except to the extent that the context requires otherwise:-

              "ADSs" means American Depositary Shares, evidenced by American depositary receipts, with each ADS representing 10 Shares;

              "Agreement Among U.S. Underwriters, International Underwriters and Singapore Underwriters" means the agreement dated 28th October, 1999 (New York time) entered into by the U.S. Underwriters, the International Underwriters and the Managers, relating to the Global Offering;

              "Closing Date" means 4th November, 1999 (or such later date as the Company and OUB may agree);

              "Depository" has the meaning ascribed to it in Section 130A of the Companies Act, Chapter 50 of Singapore;

              "Directors" means the Directors of the Company named in the Singapore Prospectus;

              "Global Offering" means the International Offering, the U.S. Offering and the Singapore Retail Offering;

              "Group" means the Company and its subsidiaries;

              "International Offering" means the offering of New Shares directly or in the form of ADSs to investors outside the U.S. and Canada;

              "International Underwriters" means the International Underwriters named in the International Underwriting Agreement;

              "International Underwriting Agreement" means the underwriting agreement dated 28th October, 1999 (New York time) entered into between the Company and the International Underwriters, relating to the International Offering;

              "Invitation Shares" means the Offer Shares and the Singapore Directed Shares;

              "market day" means a day on which the Stock Exchange is open for securities trading;

              "NASDAQ" means Nasdaq National Market;

              "New Shares" means 250,000,000 new ordinary shares of S$0.26 each in the capital of the Company;

              "Offer Shares" means 23,750,000 of the New Shares offered by way of a public offering in Singapore;

              "Offering Price" means U.S.$20 for each ADS and S$3.344 for each New Share;

              "Option Shares" means 3,750,000 new ordinary shares of S$0.26 each in the capital of the Company;

              "Prospectuses" means the International Prospectus, the U.S. Prospectus (both as defined in the U.S. Underwriting Agreement and the International Underwriting Agreement) and the Singapore Prospectus;

              "Shares" means ordinary shares of S$0.26 each in the capital of the Company;

              "Singapore Directed Shares" means 1,250,000 of the New Shares to be allocated to Participants in Singapore;

              "Singapore Dollar(s)" and the symbol "S$" mean the lawful currency of Singapore;

              "Singapore Prospectus" means the prospectus in the agreed form and relating to the Singapore Retail Offering;

              "Singapore Retail Offering" means the offering of the Offer Shares to investors in Singapore and Singapore Directed Shares to Participants in Singapore on the terms and conditions of the Singapore Prospectus;

              "Singapore Securities" means the Invitation Shares and the Option Shares;

              "Specified Event" means an event occurring after the date of this Agreement and prior to 10:00 p.m. on the Closing Date or (in the event the option provided for in Clause 3(B) shall have been exercised) the settlement date for the Option Shares)] which, if it had occurred before the date of this Agreement, would have rendered any of the warranties contained in Clause 7(A) untrue or incorrect in any material respect;

              "subsidiary" has the meaning ascribed to it in Section 5 of the Companies Act, Chapter 50;

              "Total Underwriting Commitments" means the aggregate of the Underwriting Commitments;

              "Underwriting Commitment" means, in relation to a Manager, the number of Invitation Shares set out opposite its name in Schedule 1;

              "U.S." means the United States of America;

              "U.S. Dollars" or "US$" means the lawful currency of the U.S.;

              "U.S. Offering" means the offering of New Shares directly or in the form of ADSs to investors in the U.S. and Canada;

              "U.S. Underwriters" means the U.S. Underwriters named in the U.S. Underwriting Agreement;

              "U.S. Underwriting Agreement" means the underwriting agreement dated 28th October, 1999 (New York time) entered into between the Company and the U.S. Underwriters, relating to the U.S. Offering; and

              "Underwriting Agreements" means the International Underwriting Agreement, the U.S. Underwriting Agreement and this Agreement;

     (ii) any reference to a document being "in the agreed form" means in the form of the proof or draft thereof signed for identification on behalf of the Company and OUB with such alterations (if any) as may be agreed between the Company and OUB;

     (iii) words importing the masculine gender shall, where applicable, include the feminine and neuter genders and vice versa; and

     (iv) a reference to a time of day shall be a reference to Singapore time unless otherwise stated.

(B) References to "Recitals", "Clauses" and "Schedules" are to recitals of, clauses of and schedules to this Agreement.

(C) The headings are for convenience only and shall not affect the interpretation of the provisions of this Agreement.

2.   SINGAPORE RETAIL OFFERING

(A)  Subject to the terms and conditions of this Agreement:-

     (i) the Company appoints OUB, and OUB agrees, to lead manage the Singapore Retail Offering; and

     (ii) the Company appoints Citicorp, and Citicorp agrees, to co-lead manage the Singapore Retail Offering.

(B) The Company authorises and directs OUB to do all such acts and things as it may deem necessary or advisable for or in connection with the Singapore Retail Offering and, in particular, but without prejudice to the foregoing and the other provisions of this Agreement:-

     (i) to assist the Company in the Singapore Retail Offering on the terms and subject to the conditions of this Agreement; and

     (ii) to make available copies of the Singapore Prospectus to such persons as it may in its discretion deem fit.

3.   SUBSCRIPTION AND OPTION

(A) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and undertakings set out in Clause 7, the Company agrees to issue, and each Manager agrees, severally and not jointly, to subscribe or procure subscriptions for the number of Invitation Shares representing its Underwriting Commitment at the Offering Price for each Invitation Share.

(B) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and undertakings set out in Clause 7, the Company hereby grants an option to the Managers to, severally and not jointly and each in the proportion borne by its Underwriting Commitment to the Total Underwriting Commitments, subscribe or procure subscriptions for up to 3,750,000 Option Shares at the Offering Price, to cover over-allotments in the Singapore Retail Offering. Such option may be exercised in whole or in part at any time (but not more than once) on or before the 30th day after the date of the Singapore Prospectus upon notice by OUB, on behalf of the Managers, to the Company, setting out the number of Option Shares as to which the Managers are exercising such option and the settlement date.

(C) The Company agrees with and undertakes to each of the Managers that the Invitation Shares and the Option Shares will upon their issue rank in all respects pari passu with the existing issued ordinary shares of S$0.26 each in the capital of the Company.

4.   SINGAPORE PROSPECTUS

     Subject to the terms and conditions of this Agreement, not later than 29th October, 1999 (or such other date as the Company and OUB may agree), the Company undertakes to procure:-

     (i) a copy of the Singapore Prospectus (duly signed by or on behalf of each of the Directors) to be lodged with the Registrar of Companies and Businesses for registration together with any other documents required by law to be annexed to the Singapore Prospectus; and

     (ii) all necessary copies of the Singapore Prospectus to be delivered to the Stock Exchange.

5.   FEE AND COMMISSION

(A) In consideration of the agreement by OUB to manage the Singapore Retail Offering contained in Clause 2, the Company agrees to pay to OUB a management fee in the amount and on the terms as stated in a letter dated 17th September, 1999 from the Managers to the Company.

(B) In consideration of the agreement by the Managers to subscribe or procure subscriptions for the Invitation Shares contained in Clause 3(A) and the Option Shares (subject to the option set out in Clause 3(B) having been duly exercised in accordance with Clause 6), the Company agrees to pay to each Manager an underwriting commission of one per cent. of the Offering Price for the total number of Invitation Shares and the Option Shares (to the extent that the option is exercised) which that Manager has agreed to subscribe or procure subscriptions for pursuant to this Agreement. Such underwriting commission shall be payable on the Closing Date or on the settlement date of the Option Shares, as the case may be, and deducted from the aggregate Offering Price for the Invitation Shares and the Option Shares, as the case may be, as provided in Clause 6.

(C) The Company shall bear all expenses of or incidental to the Singapore Retail Offering including, without limiting the generality of the foregoing, the fees of the professional advisers of the Company, the cost of printing and distributing the Singapore Prospectus, the cost of advertising the Singapore Prospectus, the cost of printing this Agreement, registrar's charges, accountancy fees, legal fees, the listing fees and other incidental fees payable to the Stock Exchange for the listing application. The Company shall forthwith upon request by the Managers (supported by documentary evidence thereof) reimburse the amount of any such expenses which the Managers may have paid on its behalf and shall reimburse the Managers for all out-of-pocket expenses incurred by them in connection with this Agreement, as agreed and subject to the aggregate maximum amount stated in a letter dated 17th September, 1999 from the Managers to the Company.

(D) Any goods and services tax or other levies imposed by law (including but not limited to the Goods and Services Tax Act, Chapter 117A of Singapore but excluding income tax) or required to be paid in respect of any moneys payable to or received or receivable by the Managers or any expenses incurred by the Managers shall (except to the extent prohibited by law) be borne and paid by the Company.

6.   DELIVERY AND PAYMENT

(A) Delivery of and payment for the Invitation Shares and the Option Shares (if the option provided for in Clause 3(B) shall have been exercised on or before the fifth business day prior to the Closing Date) shall be made at 10:00 p.m. on the Closing Date.

(B) The share certificates in respect of the Invitation Shares and the Option Shares (if the option provided for in Clause 3(B) shall have been exercised on or before the fifth business day prior to the Closing Date) shall be issued in the name of, and delivered to, the

Depository for the account of the Managers or such other persons as OUB, on behalf of the Managers, may direct, against payment by the Managers, each in the proportion borne by its Underwriting Commitment to the Total Underwriting Commitments, of the aggregate net subscription moneys of the Invitation Shares and, if applicable, the Option Shares (being the aggregate Offering Price of the Invitation Shares and, if applicable, the Option Shares, less (i) (in the case of OUB only) the management fee payable to OUB pursuant to Clause 5(A) and the brokerage payable pursuant to Clause 9, and (ii) the underwriting commission payable to the Managers pursuant to Clause 5(B)) to or to the order of the Company in immediately available and freely transferable funds to such account with such bank in Singapore as Salomon Brothers International Limited shall have notified to OUB, on behalf of the Company, for such purpose.

(C) It is understood and agreed that the Closing Date shall occur simultaneously with the "Closing Date" under the U.S. Underwriting Agreement and the International Underwriting Agreement and that the settlement date for any Option Shares occurring after the Closing Date, shall occur simultaneously with the settlement date under the U.S. Underwriting Agreement and the International Underwriting Agreement for any U.S. Option Shares and International Option Shares occurring after the Closing Date.

(D) If the option provided for in Clause 3(B) is exercised after the fifth business day prior to the Closing Date, the Company will deliver (at the expense of the Company) to the Managers on the date specified by the Managers (which shall be within five business days after exercise of said option), share certificates representing the Option Shares in respect of which such option shall have been exercised and issued in the name of the Depository, to the Depository for the account of the Managers or such other persons as OUB, on behalf of the Managers, may direct, against payment by the Managers, each in the proportion borne by its Underwriting Commitment to the Total Underwriting Commitments, of the aggregate net subscription moneys of the relevant number of Option Shares in respect of which such options shall have been exercised (being the aggregate Offering Price of such Option Shares, less the underwriting commission payable to the Managers pursuant to Clause 5(B) and the brokerage payable pursuant to Clause 9) to or to the order of the Company in immediately available and freely transferable funds to such account with such bank in Singapore as Salomon Brothers International Limited shall have notified to OUB, on behalf of the Company, for such purpose.

(E) If settlement for the Option Shares occurs after the Closing Date, the Company will deliver to the Managers on the settlement date for the Option Shares, and the obligation of the Managers to subscribe or procure subscriptions for the Option Shares shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Clause 10.

7.   WARRANTIES AND UNDERTAKINGS

(A) The Company warrants to and undertakes with each of the Managers as follows:-

     (i) Each of the Group has been duly incorporated and is validly existing as a corporation under the laws of the jurisdiction in which it is incorporated with full corporate power to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Prospectuses, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole.

     (ii) All the outstanding share capital of each subsidiary has been duly and validly authorized and issued and is fully paid and non-assessable and, except for such shares of Chartered Silicon Partners Pte Ltd ("CSP") as are owned by Hewlett-Packard Europe B.V., or EDB Investments Pte Ltd which shares do not exceed 49% of the outstanding voting shares of CSP, all the outstanding shares of capital stock of the subsidiaries are owned by the Company directly free and clear of any perfected security interests, liens or encumbrances.

     (iii) The Company's authorised, issued and outstanding equity capitalization is as set forth in the Prospectuses. The outstanding Shares have been duly and validly authorized and issued and are fully paid and non-assessable. The Singapore Securities being sold under this Agreement by the Company have been duly and validly authorized, and, when issued and delivered to the Depositary or its nominee in accordance with the Deposit Agreement, will be validly issued, fully paid and non-assessable. The holders of outstanding shares of capital stock of the Company are not entitled to any preemptive or other rights to subscribe for the Singapore Securities except for such rights that have been effectively waived. Except as disclosed in the Prospectuses, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding. The Singapore Securities are freely transferable by the Company to or for the account of the several Underwriters, their designees and the initial purchasers thereof, and except as set forth in the Prospectuses there are no restrictions on subsequent transfers of the Singapore Securities under the laws of Singapore.

     (iv) The capital stock of the Company conforms in all material respects to the description thereof contained in the Prospectuses. The capital restructuring was approved by the Company's shareholders at an extraordinary general meeting on 14th October, 1999 (the "EGM") and has become effective and has been completed as described in the Prospectuses under the heading "Capitalization." The Articles of Association described in the Prospectuses under the heading "Description of Ordinary Shares" were adopted by the Company's shareholders at the EGM and are in full force and effect.

     (v) This Agreement has been duly authorized, executed and delivered by the Company.

     (vi) There is no franchise, contract or other document of a character required to be described in the Prospectuses, or to be filed as an exhibit thereto, which is not described or filed as required; and the description of each such contract, franchise or document in the Prospectuses is a fair description thereof in all material respects; and each such franchise, contract or other document to which the Company is a party, assuming due authorization, execution and delivery thereof by all parties thereto, is enforceable against the Company in accordance with its terms and is in full force and effect, and to the Company's knowledge, is a legal, valid and binding obligation of the other parties thereto. The statements in the Prospectuses under the heading "Taxation", fairly summarize the matters therein described.

     (vii) No stamp or other issuance or transfer taxes or duties and no income, withholding or other taxes are payable by or on behalf of the Managers to the Singapore government or taxing authority in connection with (a) the execution and delivery of the Underwriting Agreements, (b) the issuance of the Shares in the manner contemplated by the Underwriting Agreements, (c) the sale and delivery of the Shares to the Underwriters, or (d) except as disclosed in the Prospectuses under the heading "Taxation--Singapore Taxation", the resale and delivery of such Shares by the U.S. Underwriters or the International Underwriters in the manner contemplated in the Prospectuses.

     (viii) No consent, approval (including exchange control approval), authorization, filing with or order of any court or governmental or regulatory agency or body is required under Singapore law in connection with the transactions contemplated in this Agreement, except such as have been obtained under the Companies Act, Chapter 50 of Singapore, and such as may be required under the blue sky or similar laws of any jurisdiction in connection with the purchase and distribution of the Singapore Securities by the Managers in the manner contemplated in the Underwriting Agreements and the Prospectuses except as may be required pursuant to the National Association of Securities Dealers, Inc. rules, The Nasdaq Stock Market, Inc. rules or the letter from the SES dated September 15, 1999 granting approval in principle for the listing and quotation of the entire issued and share capital of the Company on the Main Board of the SES, as have been obtained.

     (ix) Neither the issue and sale of the Singapore Securities nor the consummation of any other of the transactions contemplated in this Agreement, the U.S. Underwriting Agreement, the International Underwriting Agreement or the Deposit Agreement, nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of the subsidiaries pursuant to, (a) the memorandum and articles of association of the Company or the constituent documents of any of the subsidiaries, (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement, permit, license, franchise or other agreement, obligation, condition, covenant or instrument to which the Company or any of the subsidiaries is a party or bound or to which its or their property is subject, or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of the subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of the subsidiaries or any of its or their properties, except, with respect to clause (b) or (c) above, such as would not individually or in the aggregate, have a material adverse effect on (A) the performance of this Agreement or the consummation of any of the transactions contemplated herein or (B) the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole.

     (x) The consolidated historical financial statements and schedules of the Group (including the related notes) included in the Singapore Prospectus present fairly in all material respects the financial condition, results of operations, changes in financial position and cash flows as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles in Singapore applied on a consistent basis throughout the periods indicated (except as otherwise noted therein). The summary and selected financial data included in the Singapore Prospectus fairly present in all material respects, on the basis stated in the Singapore Prospectus, the information included therein. The pro forma financial statements included in the Singapore Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and the events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Singapore Prospectus.

     (xi) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth or contemplated in the Prospectuses (exclusive of any supplement thereto).

     (xii) Each of the Group owns or leases all such properties as are necessary to the conduct of its operations as presently conducted. Any real property and buildings held under lease by the Company or any of the subsidiaries are held under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by the Company or any of the subsidiaries, in each case except as described in or contemplated in the Prospectuses.

     (xiii) Neither the Company nor any of the subsidiaries is in violation or default of (a) any provision of its memorandum and articles of association or other constituent documents, (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of the subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of the subsidiaries or any of its or their properties, except, with respect to clause (b) or (c) above, such as would not individually or in the aggregate, have a material adverse effect on (A) the performance of this Agreement or the consummation of any of the transactions contemplated herein or (B) the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole.

     (xiv) The Company has not taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, under the laws in Singapore, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Singapore Securities, provided, however, that this provision shall not apply to any trading or stabilization activities conducted by the Managers.

     (xv) Each of the Group possesses all licenses, permits, certificates and other authorizations issued by the Singapore regulatory authorities necessary to conduct its business as currently conducted, except in any case in which the failure so to possess any such license, permit, certificate or other authorization would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole. Neither the Company nor any of the subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, permit, certificate or authorization which, singly or in the aggregate, if the subject of an unfavorable decision ruling or findings, would have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in the Singapore Prospectus (exclusive of any supplement thereto).

     (xvi) No labor dispute with the employees of the Company or any of the subsidiaries exists or to the Company's best knowledge, threatened, and the Company is not aware of any existing labor disturbance by the employees of the Company or any of its subsidiaries, that could have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectuses (exclusive of any supplement thereto).

     (xvii) Each of the Group is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. All policies of insurance insuring the Company or any of the subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; each of the Group is in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of the subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any of the subsidiaries has been refused any insurance coverage sought or applied for. The Company has no reason to believe that either the Company or any of the subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectuses (exclusive of any supplement thereto).

     (xviii) None of the Company's subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on its capital stock, from repaying to the Company any loans or advances to it from the Company or from transferring any of its property or assets to the Company or the other subsidiary, except for certain restrictions as set forth in the Joint Venture Agreement dated July 4, 1997 by and among the Company, Hewlett-Packard Europe B.V. and EDB Investments Pte Ltd (as amended) or as described in or contemplated in the Prospectuses.

     (xix) The Group owns, possesses, licenses or has other rights to use, on reasonable terms, all patents, patent applications, trademarks, service marks, trade and service mark registrations, trade names, licenses, copyrights, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the "Intellectual Property") necessary for the conduct of the Company's business as now conducted, and as described in the Prospectuses, except where the failure to so own, possess, license or have other rights to use would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from the ordinary course of business. Except as set forth in the Prospectuses under the captions "Risk Factors" or "Business Intellectual Property", to the Company's best knowledge, (a) there are no rights of third parties to any such Intellectual Property; (b) there is no material unauthorized use, infringement or misappropriation by third parties of any such Intellectual Property; (c) there is no pending or threatened action, suit, proceeding or claim by others challenging the Company's rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (e) there is no pending or threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary right of others in any Intellectual Property, and the Company is unaware of any other fact which would form a reasonable basis for any such claim; and
              (f) there is no prior art of which the Company is aware that may render any Singapore patent held by the Company invalid or any Singapore patent application held by the Company unpatentable which has not been disclosed to the Singapore Trademark and Patent Office, in the case of any of (a) through (f) above, which would have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from the ordinary course of business.

     (xx) Each of the Group has implemented a comprehensive, detailed program to analyze and address the risk that the computer hardware and software used by them may be unable to operate correctly with respect to calendar dates falling on or after January 1, 2000 in the same manner, and with the same functionality, as with respect to calendar dates falling on or before December 31, 1999 (the "Year 2000 Problem"), and the Company and each of the subsidiaries reasonably believe that such program will address the Year 2000 Problem with respect to the material operations of the Company on a timely basis and will not have a material adverse effect upon the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole.

     (xxi) The Company has filed all Singapore tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectuses (exclusive of any supplement thereto) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectuses (exclusive of any supplement thereto).

     (xxii) Each of the Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in Singapore and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (xxiii) The Company represents and warrants that (i) the Prospectuses comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which the Prospectuses, as amended or supplemented, if applicable, are distributed in connection with the Directed Share Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of Singapore in respect of the Directed Shares.

     (xxiv) The Group (i) is in compliance with any and all Singapore laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws") applicable to conduct their respective businesses, (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Group, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in the Prospectuses (exclusive of any supplement thereto).

(B) The obligations of OUB under Clause 2 and the obligations of the Managers under Clause 6 are made on the basis of the warranties contained in sub-Clause
(A) above and with the intention that the same shall remain true and accurate in all respects up to and including the Closing Date and (in the event the option provided for in Clause 3(B) is exercised) the settlement date for the Option Shares, and the Company undertakes to and agrees with each of the Managers:-

     (i) to use all reasonable endeavours not to permit any Specified Event to occur before the Closing Date and (in the event the option provided for in Clause 3(B) is exercised) the settlement date for the Option Shares; and

     (ii) to forthwith give notice to OUB of any Specified Event which has occurred or come to its knowledge prior to the Closing Date and (in the event the option provided for in Clause 3(B) is exercised) the settlement date for the Option Shares and to forthwith take such steps as the Managers may reasonably require to remedy and/or publicise the same without prejudice to the Managers' rights and remedies under or pursuant to this Agreement.

(C) The Company undertakes to and agrees with each of the Managers to fully and effectually indemnify each of the Managers from and against all losses, claims, costs (including legal costs on a full indemnity basis), charges, liabilities, actions and demands which any of the Managers may incur or suffer or which may be made against any of the Managers in connection with or arising out of the issue of the Singapore Prospectus or the Singapore Retail Offering or any breach of the warranties contained in sub-Clause (A) above or any failure or delay by the Company in performing the Company's undertakings in sub-Clause (E) below, save and except for any loss or damage arising out of any wilful default, fraud or negligence on the part of the relevant Manager.

(D) The warranties in sub-Clause (A) above shall be deemed to be repeated on and as of the Closing Date and (in the event the option provided for in Clause 3(B) is exercised) the settlement date for the Option Shares and the obligations of the Company in respect thereof shall continue in full force and effect notwithstanding completion of the subscription of the Invitation Shares and (in the event the option provided for in Clause 3(B) is exercised) the Option Shares under this Agreement or any investigation by any of the Managers.

(E)  The Company hereby undertakes to the Managers:-

     (i) not to vary or issue any supplement to the Singapore Prospectus without the prior consent in writing of the Managers, such consent not to be unreasonably withheld, and not to disclose, announce or otherwise disseminate any information concerning the Company or the Group or the New Shares pending the issue of the Singapore Prospectus or any information which is not contained in the Singapore Prospectus or which may in the opinion of the Managers be inconsistent with the information contained therein, without the consent of the Managers, such consent not to be unreasonably withheld;

     (ii) to supply the Managers with any information or document which they may reasonably require affecting the accounts or affairs of the Company and to do all such other things and sign or execute such documents as may reasonably be required by the Managers in order to complete the Singapore Retail Offering;

     (iii) to use its best endeavours to procure the share registrar to do all such acts and things as may be required by the Managers in connection with the Singapore Retail Offering and the transactions associated with the New Shares including the expeditious processing of the applications for the New Shares;

     (iv) to use its best endeavours to obtain and maintain the listing and quotation of the New Shares on the Stock Exchange for a year from the date of admission to the Official List of the Stock Exchange;

     (v) not to take any action to permit a public offering of the New Shares or distribute the Singapore Prospectus or any document or form relating to the New Shares or other material relating to the Singapore Retail Offering in any country or jurisdiction except in Singapore or any other country or jurisdiction where such offering or distribution is permitted;

     (vi) except for the Option Shares and any Shares to be issued by the Company pursuant to the exercise of options granted pursuant to the Chartered Semiconductor Manufacturing Ltd Share Option Plan 1999, not to issue at any time on or before the expiry of 60 days after the Closing Date, any marketable securities (in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities) or shares or options therefor without the prior written consent of the Managers, such consent not to be unreasonably withheld;

     (vii) not to, and will procure that its subsidiaries will not, at any time on or before the Closing Date and (in the event the option provided for in Clause 3(B) is exercised) the settlement date for the Option Shares without the prior written consent of the Managers, such consent not to be unreasonably withheld, dispose of in any manner (otherwise than in the ordinary and normal course of their respective businesses) any of their respective properties, fixed assets and/or subsidiaries or any other asset which is (in the reasonable opinion of the Managers) of a material nature; and

     (viii) not to take any action or do any act or thing which may be materially prejudicial to the Singapore Retail Offering.

8.   SUB-UNDERWRITING

     OUB shall be at liberty to sub-underwrite its underwriting obligations under this Agreement upon such terms and conditions as set out in a letter dated 17th September, 1999 from the Managers to the Company. Citicorp shall be at liberty to sub-underwrite its underwriting obligations under this Agreement provided that Citicorp shall not sub-underwrite its underwriting obligations to any financial institution other than Citibank, N.A. or any of its affiliates without seeking clearance from OUB.

9.   BROKERAGE

     The Company will pay brokerage at the rate of one per cent of the Offering Price of the Invitation Shares to OUB for full allocation amongst members of the Singapore Retail Syndicate (as defined in the Singapore Prospectus) based on the final allocation of Invitation Shares to investors through the relevant member of the Singapore Retail Syndicate.

10.  CONDITIONS

(A) This Agreement and the obligations of the Managers under this Agreement are conditional upon:-

     (i) the Singapore Prospectus having been registered with the Registrar of Companies and Businesses by 29th October, 1999;

     (ii) such approvals as may be required for the transactions described in this Agreement and in the Singapore Prospectus being obtained, and not withdrawn or amended, before 29th October, 1999 (or such other date as the Company and the Managers may agree);

     (iii) the delivery to OUB on the Closing Date and (in the event the option provided for in Clause 3(B) is exercised) the settlement date for the Option Shares of a certificate in the form set out in
              Schedule 2 signed by a Director, a copy of which shall thereafter be delivered to Citicorp for its record;

     (iv) the U.S. Underwriting Agreement and the International Underwriting Agreement not having been terminated or rescinded prior to the Closing Date; and

     (v) the delivery of and payment for the New Shares (other than the Invitation Shares) pursuant to the U.S. Underwriting Agreement and the International Underwriting Agreement taking place substantially concurrently (giving effect to the time difference between New York and

                      Singapore) with the delivery of and payment for the Invitation Shares pursuant to this Agreement on the Closing Date.

(B) The Company shall use its best endeavours to procure the fulfilment of such conditions and, in particular, shall furnish such information, supply such documents, give such undertaking(s) and do all such acts and things as may be required to enable the New Shares to be admitted to the Official List of the Stock Exchange and the ADSs listed on NASDAQ as aforesaid.

(C) If such conditions are not fulfilled, this Agreement shall ipso facto cease and determine and (save in respect of any breach of sub-Clause (B) above) no party shall have any claim against the others for costs, damage, compensation or otherwise except that the Company shall continue to be bound by its obligations under Clauses 5 and 7, shall indemnify the Managers in accordance with Clause 7 and shall reimburse the Managers for all out-of-pocket expenses incurred by them in connection with this Agreement as agreed and subject to the aggregate maximum amount stated in a letter dated 17th September, 1999 from the Managers to the Company, provided that the Managers shall be entitled to waive the condition in sub-Clause (A)(iv) above.

11.  RESCISSION AND TERMINATION

(A) Notwithstanding anything herein contained, the Managers may, by notice in writing to the Company, rescind this Agreement if prior to 10:00 p.m. on the Closing Date:-

     (i) there shall come to the knowledge of the Managers any breach of any of the warranties or undertakings contained in Clause 7(A) or that any of the warranties by the Company in Clause 7(A) is untrue or incorrect; or

     (ii)     any Specified Event comes to the knowledge of the Managers;

     (iii) trading in the Company's Shares shall have been suspended by the Stock Exchange or trading in securities generally on the Stock Exchange shall have been suspended or limited or minimum prices shall have been established on the Stock Exchange;

     (iv) a banking moratorium shall have been declared by the Singapore authorities; or

     (v) there shall have occurred any outbreak or escalation of hostilities involving Singapore, declaration by Singapore of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Managers, impracticable or inadvisable to proceed with the offering or delivery of the prospectus as contemplated by the Singapore Prospectus (exclusive of any supplement thereto).

(B) If this Agreement is so rescinded, the Company shall reimburse the Managers for all out-of-pocket expenses incurred by them in connection with this Agreement as agreed and subject to the aggregate maximum amount stated in a letter dated 17th September, 1999 from the Managers to the Company.

(C) In addition, rescission or termination of this Agreement for any reason shall be without prejudice to any rights of the Managers in respect of any such breach as is therein referred to and shall not release the Company from its obligations under Clauses 5 and 7, which shall continue in full force and effect.

12.  ANNOUNCEMENTS

     No public announcement or communication concerning the Singapore Retail Offering may be made or despatched by the Company without the prior consent in writing of OUB (save as may be required by law or the rules of the Stock Exchange or NASDAQ).

13.  ADVERTISEMENT

     The Company and OUB agree that tombstone advertisements of the Singapore Retail Offering shall be made by OUB on behalf of and at the expense of the Company on such dates and in such newspapers as OUB may, in consultation with the Company, determine.

14.  CONSENT TO DISCLOSURE

     The Company consents to the disclosure by the Managers to the Stock Exchange of any information relating to the Company and its affairs, operations or business, where such disclosure is deemed to be necessary by the Managers for the purposes of or in connection with the Singapore Retail Offering.

15.  TIME OF ESSENCE

     Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

16.  COUNTERPARTS

     This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

17.  NOTICES

     Any notice or other communication required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by post or by facsimile addressed to the intended recipient thereof at its address or at its facsimile number set out below (or to such other address or facsimile number it may from time to time duly notify the other parties hereto):-

     the Company     :     Chartered Semiconductor Manufacturing Ltd
                           60, Woodlands Industrial Park D,
                           Street 2, Singapore 738406.

                           Attention     :      Legal Department
                           Fax number    :      362 2909

     OUB             :     Overseas Union Bank Limited
                           1, Raffles Place,
                           OUB Centre, Singapore 048616.

                           Attention     :      Soon Boon Siong
                           Fax number    :      534 2232

     Citicorp        :     Citicorp Investment Bank (Singapore) Limited
                           5, Shenton Way, #37-03/04,
                           UIC Building, Singapore 068808.

                           Attention     :      Messrs Soon Tit Koon,
                                                Alex Tan and
                                                Pang Siew Huey
                           Fax number    :      224 7801

Any notice or communication shall be deemed to have been duly served (if given or made personally or by facsimile) immediately or (if given or made by letter) 24 hours after posting. In the case of any notice or communication given by the Company pursuant to Clause 7, such notice or communication shall be delivered personally or sent by post and shall be given by the Authorised Signatories (as defined in Schedule 3), whose names(s) and signature(s) are set out in Schedule 3, on behalf of the Company.

18.  AGREEMENT AMONG MANAGERS

(A) Any notice, decision, approval, consent or waiver of the Managers under this Agreement and the Agreement Among U.S. Underwriters, International Underwriters and Singapore Underwriters shall be made or given by OUB for itself and on behalf of Citicorp, with prior written consent of Citicorp, such consent not to be unreasonably withheld and shall be binding on Citicorp.

(B) Citicorp hereby authorises OUB as its agent and on its behalf to do all acts and things which it is required or entitled to do under this Agreement including without prejudice to the generality of the foregoing:-

     (i) arranging for payment for the Invitation Shares for which Citicorp has subscribed or procured subscriptions for pursuant to Clause 5; and

     (ii) arranging for delivery to the Depository of the Invitation Shares for which Citicorp has subscribed or procured subscriptions for pursuant to Clause 5.

(C) Citicorp hereby agrees to OUB publishing its name, in the form in which it appears in this Agreement, in any publications relating to the Singapore Retail Offering, with prior consent of Citicorp, such consent not to be unreasonably withheld.

(D) In acting under this Agreement, the Managers shall be entitled to rely on any communication or document believed by them to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions or statements of any legal or other professional advisers appointed by them.

(E) Nothing contained in this Agreement shall constitute the Managers an association or partners with each other or render any of the Managers liable for the obligations of the other Manager. Neither of the Managers shall be bound in any way by the acts of the other Manager and none of the Managers shall have any right to contribution or account against the other Manager except as expressly or by necessary implication provided in this Agreement. Except as otherwise expressly provided in this Agreement, each Manager shall bear all losses and expenses incurred by it and be entitled to retain all profits earned by it in connection with this Agreement.

(F) Each Manager acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the other Manager to induce it to enter into this Agreement or the transactions contemplated by this Agreement and that it has made and will continue to make, without reliance on the other Manager and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Company and its own independent investigation of the financial condition and affairs of the Company and of its own tax position in connection with the execution of this Agreement or the transactions contemplated by this Agreement, and the sale or purchase and resale (as the case may be) of the Invitation Shares.

(G) Each Manager shall not have any responsibility to the other Manager on account of the condition (financial or otherwise) of the Company or for the completeness or accuracy of any statements, representations or warranties in, or the validity, enforceability or sufficiency of, this Agreement or any other document executed pursuant hereto or as hereby contemplated.

(H) Each Manager shall not be liable to the other Manager for any loss or damage howsoever arising from any action taken or omitted under or in connection with this Agreement or the transactions hereby contemplated. Notwithstanding anything contained in this Agreement, each Manager shall have no responsibility or liability to the other Manager on account of any loss the other Manager may suffer as a result of its execution or performance of this Agreement or for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement or the transactions hereby contemplated or for acting (or for refraining from acting) in accordance with the instructions of that Manager.

(I) Each Manager may, without any liability to account to the other Manager, accept deposits from, lend money to and generally engage in any kind of banking or trust or other business with the Company or any of its subsidiaries or associated companies.

(J) Each Manager shall contribute (in the proportion borne by its Underwriting Commitment to the Total Underwriting Commitments) towards the reimbursement for any costs and expenses incurred by the Managers in contemplation of, or otherwise in connection with, the enforcement or preservation of any rights or the performance of any term under this Agreement (including, in each case, the fees and expenses of legal or other professional advisers on a full indemnity basis) which are not recovered, or which the Managers agree not to claim, from the Company under this Agreement. The liability of each Manager for such contribution under this sub-Clause shall remain notwithstanding that this Agreement is terminated pursuant to the terms of this Agreement.

19.  SUCCESSORS

     This Agreement shall be binding upon and shall enure to the benefit of the respective successors in title of the parties thereto.

20.  GOVERNING LAW

     This Agreement shall be governed by, and construed in all respects in accordance with, the laws of Singapore.

                                   SCHEDULE 1


                            UNDERWRITING COMMITMENTS



                                                                   Number of
        Name of Manager                                        Invitation Shares
        ---------------                                        -----------------
1.      Overseas Union Bank Limited                               17,875,000

2.      Citicorp Investment Bank (Singapore) Limited               7,125,000
                                                                  ----------
        Total Underwriting Commitments                            25,000,000
                                                                  ==========

                                   SCHEDULE 2


                               FORM OF CERTIFICATE

To:     Overseas Union Bank Limited,
        1, Raffles Place,
        OUB Centre,
        Singapore 048616.                             [               ](1), 1999

Dear Sirs,

     I, [                    ], a Director of Chartered Semiconductor
Manufacturing Ltd (the "Company"), refer to the Management and Underwriting Agreement (the "Agreement") dated 29th October, 1999 made between (1) the Company, as Company, (2) Overseas Union Bank Limited, as Lead Manager and Underwriter for the Singapore Retail Offering, and (3) Citicorp Investment Bank (Singapore) Limited, as Co-Lead Manager and Underwriter for the Singapore Retail Offering, and hereby certify, on behalf of the Company, that:-

     (i) I have been duly authorised by the Company to sign this Certificate; and

     (ii) to the best of my knowledge and belief, having made all reasonable enquiries, since the date of the most recent financial statements included in the Singapore Prospectus (exclusive of any supplement thereto), there has been no material adverse change in the condition (financial or otherwise), earnings, business or properties of the Company or of the Group, taken as a whole, whether or not arising from transactions in the ordinary course of business except as set forth in or contemplated in the Singapore Prospectus (exclusive of any supplement thereto) and the representations and warranties of the Company in the Agreement are true and correct in all material respects on and as of the [Closing Date/the settlement date for the Option Shares](2) and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the [Closing Date/settlement date for the Option Shares](3).

     Terms defined and references construed in the Agreement shall bear the same meanings and construction in this Certificate.

                                                  Yours faithfully,
                                                For and on behalf of
                                               CHARTERED SEMICONDUCTOR
                                                  MANUFACTURING LTD


                                         By:
                                             ----------------------------------
                                         Name:
                                               --------------------------------
                                         Title:
                                                -------------------------------

----------

(1) Closing Date or settlement date for the Option Shares, as appropriate.
(2) Delete as appropriate.
(3) Delete as appropriate.

                                   SCHEDULE 3


                             AUTHORISED SIGNATORIES


The following persons are designated by the Company as authorised signatories:-

Group A

        Name                        Position Held                Signature
        ----                        -------------                ---------
1.      BARRY WAITE          President & CEO

2.      CHIA SONG HWEE       Chief Financial Officer


Either of the signatories shall be authorised to sign all notices and communications required or permitted to be given by or on behalf of the Company pursuant to Clause 7 of this Agreement.

              IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.


The Company


SIGNED by /s/ CHIA SONG HWEE                   )
          --------------------------------     )
for and on behalf of                           )
CHARTERED SEMICONDUCTOR                        )
MANUFACTURING LTD                              )
in the presence of:- /s/ BARRY WAITE           )






The Lead Manager and Underwriter


SIGNED by /s/ RICHARD TAN                      )
          --------------------------------     )
for and on behalf of                           )
OVERSEAS UNION BANK LIMITED                    )
in the presence of:- /s/ [Signature Illegible] )






The Co-Lead Manager and Underwriter


SIGNED by /s/ LUI CHONG CHEE                   )
          --------------------------------     )
for and on behalf of                           )
CITICORP INVESTMENT BANK                       )
(SINGAPORE) LIMITED                            )
in the presence of:- /s/ [Signature Illegible] )